EXHIBIT 99.3

Press Release

Source: Wireless Age Communications, Inc. and Azonic Corporation

Wireless Age Enters Into Strategic Partnership With Azonic Corporation

Monday August 30, 2:16 pm ET

TORONTO--(BUSINESS WIRE)--Aug. 30, 2004--Wireless Age Communications, Inc. (OTCBB:WLSA - News) and Azonic Corporation (OTCBB:AZOI - News) are pleased to announce that Wireless Age has entered into a strategic partnership with Azonic Corporation to develop and market a disposable cellular phone.

Azonic Corporation plans to utilize certain intellectual property and other assets it will own upon the closing of its recently announced agreement with Filippo Guani Revocable Trust, to introduce the "Cyclone Phone," as its solution for a "phone for the phoneless." The Company plans to market two low-cost, analog phones. One is designed to be located in glove boxes, first aid kits and emergency supply packages and used for emergency purposes. The second is a prepaid wireless phone designed to be used in the low cost and short-term usage markets. Potential applications include the traditional prepaid market, kiddy phone and throw away markets for business people and tourists in immediate need of a cell phone but who do not wish to enter into multi year expensive contracts or purchase expensive handsets. These low-cost disposable phones will bring wireless communication to millions who can't afford to justify the cost of current offerings, want to avoid monthly charges, or simply need an inexpensive wireless phone while traveling or for emergency calls only. This new product offering will make and receive calls, be "ready to go" out of the box using "AA" batteries, will be refreshable, and will incorporate proprietary patented design.

Under the terms of this agreement, Wireless Age agreed to acquire 4,460,000 Azonic Corporation common shares from Infinity Capital Group, Inc., for an undisclosed amount. In addition, Azonic Corporation entered into a 2-year management services contract with Wireless Age under which certain officers and employees of Wireless Age will provide management services to Azonic Corporation. Concurrent with the signing of the contract, Gregory Laborde resigned as Chief Executive Officer and John G. Simmonds was appointed Chief Executive Officer, Gary Hokkanen was appointed Chief Financial Officer, James Hardy was appointed Chief Operating Officer, David MacKinnon was appointed Chief Technology Officer and Carrie J. Weiler was appointed Corporate Secretary of Azonic Corporation. John G. Simmonds also joins Greg Laborde as a director of Azonic Corporation.

Greg Laborde, outgoing CEO stated, "I am pleased that we have been able to assemble the necessary tools to make Azonic a success. John G. Simmonds and his group have many years experience in the wireless communications sector. I look forward to working with them to build significant shareholder value."

John G. Simmonds commented, "I am very excited about this opportunity. The cyclone phone, a low cost, disposable cellular phone will fill a significant void in the current market place. We believe it has tremendous potential in capturing a large share of the growing prepaid wireless phone market. It will bring cellular service to millions of potential wireless consumers who cannot afford or justify the cost of current offerings. It also addresses the need for an economical phone that can be available for business and recreational travelers and for emergency use. Our Wireless Age team is ready to help launch this exciting product and to introduce it to our existing customer base."

Wireless Age is in the business of operating retail cellular and telecommunications outlets in cities in western Canada, also in the wholesale business of distributing prepaid phone cards, wireless accessories, land mobile radios and various battery and ancillary electronics products in Canada.

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Wireless Age's retail  operations are conducted through its 89% owned subsidiary
Wireless Age Communications, Ltd., and its wholesale operations are conducted through its wholly owned subsidiaries Prime Wireless Corporation and Wireless Source Distribution, Ltd. (including the A.C. Simmonds & Sons division).

Wireless Age recently also agreed, subject to certain terms and conditions, to acquire MaxTel Wireless Inc. in southwestern Ontario and has agreed to fund the development of the Niagara Region Wireless Project with Knowlton Pass Electronics Inc. MaxTel Wireless and Knowlton Pass form the cornerstone of the Company's Wireless Works business segment.

Wireless Age also has an investment in RELM Wireless Corporation that designs, manufacturers and markets wireless communications equipment consisting of land mobile radios and base station components and systems.

Azonic Corporation, utilizing certain intellectual property and other assets it will own upon the closing of its recently announced agreement with Filippo Guani Revocable Trust, will introduce the "Cyclone Phone," as its solution for a "phone for the phoneless." The Company plans to market two low cost, analog phones. One is designed to be located in glove boxes, first aid kits and emergency supply packages and used for emergency purposes. The second is a prepaid wireless phone designed to be used in the low cost and short-term usage markets. Potential applications include the traditional prepaid market, kiddy phone and throw away markets for business people and tourists in immediate need of a cell phone but who do not wish to enter into multi year expensive contracted.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, Azonic Corporation cannot provide assurances that the matters described in this press release will be successfully completed or that we will realize the anticipate benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, global economic and market conditions, the war on terrorism and the potential for war or other hostiles in other parts of the world, the availability of financing and lines of credit, successful integration of acquired or merged businesses, changes in interest rates, management's ability to forecast revenues and control expenses, especially on a quarterly basis, unexpected decline in revenues without a corresponding and timely slowdown in expense growth, our ability to retain key management and employees, intense competition and our ability to meet demand at competitive prices and to continue to introduce new precuts and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance, relationships with significant suppliers and customers, as well as other risks and uncertainties, including but not limited to those detailed from time to time in Azonic Corporation's SEC filings. Azonic Corporation undertakes no obligations to update information contained in this release.

For further information regarding risks and uncertainties associated with Azonic Corporation's business, please refer to risks and uncertainties detailed from time to time in Azonic Corporation's SEC filings.


Source: Azonic Corporation and Wireless Age Communications, Inc.


Wireless Age Communications, Inc. (OTC Bulletin Board:WLSA - News)
                                                      ----   ----


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Contact:
     Wireless Age Communications, Inc.
     John Simmonds
     Chairman & CEO
     (905) 833-0808 ext. 223
     Fax: (905) 833-6942
     OR
     Azonic Corporation
     Gregory Laborde
     Chairman
     (212) 962-4400
     OR
     Redwood Consultants, LLC
     Jens Dalsgaard
     (415) 884-0348

Source: Wireless Age Communications, Inc. and Azonic Corporation






























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